Exhibit 99.3

Directors, Executive Officers and Controlling Persons of Hampton Financial Corp.

Name	Title	Business Address	Principal Occupation	Citizenship
John H. Sununu	Director	49 Linden Road Hampton Falls, New Hampshire 03844 USA	Director of Hampton Financial Corp.	USA
Dan Mathieson	Director	300 William St., Unit 6, Stratford, ON N5A 4Y4	Director of Hampton Financial Corp.	Canadian
Michael Harris	Director	333 Bay Street, Suite 2400, P.O. Box 20, Toronto, ON M5H 2T6	Senior Business Advisor of Faskens LLP, a law firm, with an address at Bay Adelaide Centre, 333 Bay Street, Suite 2400, P.O. Box 20, Toronto, ON M5H 2T6	Canadian
Peter M. Deeb	Director (Chairman); Executive Officer (CEO); Controlling Person	141 Adelaide St. W., Suite 1800, Toronto ON M5H 3L5	Chairman and CEO of Hampton Financial Corp.	Canadian
William Thomson	Director	390 Bay Street, Suite 1706, Toronto, ON, Canada, M5H 2Y2	Managing Partner at Mercana Growth Partners, a merchant banking firm that assists entrepreneurs with their businesses, with an address at Temple Building, 390 Bay St. #1706, Toronto, ON M5H 2Y2	Canadian
Ralph Lean	Director (Vice Chairman)	141 Adelaide St. W., Suite 1800, Toronto ON M5H 3L5	Vice Chairman of Hampton Financial Corp.	Canadian
Olga Juravlev	Executive Officer (CFO)	141 Adelaide St. W., Suite 1800, Toronto ON M5H 3L5	CFO of Hampton Financial Corp.	Canadian
Haidar Flahat	Executive Officer (CCO)	141 Adelaide St. W., Suite 1800, Toronto ON M5H 3L5	CCO of Hampton Financial Corp.	Canadian